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                                                              Exhibit 23.3

The Board of Directors
Physician First, Inc.

We consent to the inclusion of our report dated March 29,1996, with respect to the consolidated balance sheets of Physicians First, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report is incorporated by reference in the Form 8-K of FPA Medical Management, Inc. dated November 12, 1996.

                                            KPMG Peat Marwick LLP

Miami, Florida
November 12, 1996